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                                  Exhibit 99.1



FOR IMMEDIATE RELEASE


              American Business Financial Services, Inc. Announces
                    Results of Investment Note Exchange Offer

Philadelphia, PA...February 13, 2004...American Business Financial Services, Inc. (ABFS; NASDAQ: ABFI) today announced the results of its investment note exchange offer. During the second phase of the exchange offer, which began on January 1, 2004 and ended on February 6, 2004, $41.9 million of the investment notes were exchanged for 22.0 million shares of Series A convertible preferred stock and $19.9 million of senior collateralized subordinated notes.

In total, since the exchange offer began on December 1, 2003, ABFS reported that $115.4 million of the investment notes were exchanged for 61.1 million shares of Series A convertible preferred stock and $54.3 million of senior collateralized subordinated notes.

American Business Financial Services, Inc. is a diversified financial services company operating predominantly in the eastern and central portions of the United States. The Company primarily originates, sells and services home equity and, subject to market conditions in the secondary loan market, business purpose loans through a combination of channels, including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania, and a small processing center in Roseland, New Jersey. The Company also processes and purchases home equity loans from other financial institutions through its Bank Alliance Services program.

For further information, contact Stephen M. Giroux, Executive Vice President and General Counsel, 215-940-4537, or Keith Bratz, VP--Corporate Communications, 215-940-4525.

                                      # # #

Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the mortgage lending and real estate industries, regulatory investigations of lending practices, lending to credit-impaired borrowers, competition, demand for the Company's products, relationships with brokers, ability to obtain financing, loan prepayment rates, delinquency and default rates, access to securitization markets, changes in factors influencing or interruptions in securitization and whole loan sale markets, ability to successfully implement changes in business strategy, amount of debt outstanding, restrictive covenants in debt instruments and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.